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                                   EXHIBIT 21

                         MENTOR GRAPHICS' SUBSIDIARIES

                            As of December 31, 1999

SUBSIDIARIES

Anacad Electrical Engineering SARL
Exemplar Logic (Europe) Limited
Mentor Graphics (Barbados) Ltd.
Mentor Graphics (Canada) Ltd.
Mentor Graphics (Denmark) A/S
Mentor Graphics (Espana) S.A.
Mentor Graphics (Finland) OY
Mentor Graphics (France) SARL
Mentor Graphics Egypt
Mentor Graphics AG
Mentor Graphics (Singapore) Pte. Ltd.
Mentor Graphics (Taiwan) Co. Ltd.
Mentor Graphics (UK) Ltd.
Mentor Graphics Design S.A. (Spain) SA
Mentor Graphics (Deutschland) GmbH
Mentor Graphics Isreal Ltd.
Mentor Graphics Japan Co. Ltd.
Mentor Graphics (Netherlands) B.V.
Mentor Graphics (Scandinavia) AB
Mentor Graphics EURL
Mentor Graphics (India) Pte. Ltd.
Mentor Graphics (Ireland) Limited
Mentor Graphics Korea Company, Ltd.
Meta Systems SARL
Microtech Research Limited